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                                 EXHIBIT (h)(4)

       Form of Shareholder Servicing Agreement between BB&T Funds and the Pershing Division of Donaldson, Lufkin & Jenrette Securities Corporation dated
                               September 10, 2002.
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                                                                  Exhibit (h)(4)

                    FORM OF SHAREHOLDER SERVICING AGREEMENT



     This Agreement dated September 10, 2002, is entered into by and between Pershing Division of Donaldson, Lufkin & Jenrette Securities Corporation ("Pershing") with an office in Jersey City, New Jersey and BB&T Funds (the "Fund"), on behalf of its respective series identified on Schedule A to this Agreement, with its primary office in Columbus, OH (the "Parties").

     NOW THEREFORE, the Parties agree as follows:


                                     PART I

                          RESPONSIBILITIES OF PERSHING

Pershing will perform the following functions:

* Prepare and mail periodic statements to all Shareholders which detail purchases and redemptions of shares of the Funds. Such statements shall include opening balances, closing balances, purchase and sales and yield information, as reported by the Trust.

* Provide account research and telephone services to Shareholders and introducing broker dealers that have entered into appropriate contractual arrangements with Pershing ("Introducing Brokers").

* Send shareholder name and address information to the Trust or third-party vendor designated by the Trust, when requested by the Trust, in order for the Trust or third-party vendor to send prospectus updates, semi-annual reports, annual reports and other required notifications to Shareholders at the expense of the Trust, which shall be paid by the applicable Fund and billed to the Fund.


                                     PART II

                    REPRESENTATIONS, COVENANTS AND WARRANTIES
                                 OF THE PARTIES

Each party represents and warrants to each other that, at all times during the term of this Agreement, it will remain in compliance with its duties and obligations pursuant to all applicable law or regulation, including, without limitation, any record keeping obligations or obligations concerning disclosure to Shareholders, and with the Fund Prospectus.

                                    PART III

                                     PAYMENT





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     The Trust agrees to pay all reasonable costs associated with the distribution of Shareholder materials including prospectuses, semi-annual reports, annual reports and any other required notifications related to the Funds. UNDER THIS AGREEMENT, costs attributable to a particular Fund SHALL BE DISCHARGED ONLY OUT OF THE ASSETS OF THAT FUND.


     The Trust agrees to remit payment within ten (10) business days following the end of each calendar month.


                                     PART IV

                      TERM AND TERMINATION OF THE AGREEMENT


     This Agreement will begin at the time Pershing establishes Master Omnibus Account(s) on the books of the Trust and purchases shares of the Funds for Shareholders. Unless terminated, this Agreement shall continue in effect thereafter as long as shares of the Funds shall remain in one or more of Pershing's Master Omnibus Account(s). Either party may terminate this Agreement by giving the other party at least one hundred eighty (180) days prior written notice.

                                     PART V

                                 INDEMNIFICATION


     Each of the parties agrees to indemnify and hold harmless the other from and against any losses, costs, penalties, fines or other damages, including attorney's fees, arising from such party's performance of these services, provided such losses, costs, penalties, fines or other damages do not arise out of the other party's negligence, willful misconduct, or reckless disregard of its obligations under this Agreement.


                                     PART VI

                                NOTICE PROCEDURE


     Notice when required hereunder, shall be sent by Certified Mail, Return Receipt Requested, postage paid, to the respective parties as set out below:


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         As to Pershing:   Pershing Division of Donaldson, Lufkin & Jenrette
                           Securities Corporation
                           One Pershing Plaza
                           Jersey City, NJ  07399
                           Attention:  Mark Swenarton

And a copy to the Office of the General Counsel, same address

         As to:            BB&T Funds
                           3435 Stelzer Road
                           Columbus, OH 43219
                           Attn: Trip Purcell

                                    PART VII

                                 CONFIDENTIALITY

     Neither Party shall disclose the terms of this Agreement or information obtained as a result thereof to any outside party except to regulatory or self-regulatory organizations with appropriate jurisdiction, pursuant to judicial process or to authorized employees. Any other publication or disclosure of the terms of this Agreement may be made only with the prior written consent of the other party. Each Party shall each maintain the confidentiality of documents and information received from the other party pursuant to this Agreement.

     The Trust has been advised that the services Pershing provides hereunder involve access to proprietary technology, trading and other systems, and that techniques, algorithms and process contained in such systems may constitute trade secrets and shall be safeguarded by the Trust, who shall exercise reasonable care to protect Pershing's interest in such trade secrets. The Trust agrees to make the proprietary nature of such systems known to those of its consultants, staff, agents or clients who may reasonably be expected to come into contact with such systems. The Trust agrees that any breach of this confidentiality provision may result in its being liable for damages as provided by law.

     This Part VII shall not apply to information which (i) is or becomes generally available to the public other than as a result of disclosure by a Party or their respective officers and agents; or (ii) becomes available to a Party or their respective officers and agents on a non-confidential basis from a third party which is entitled to disclose such information; or (iii) was known to a Party or their respective officers and agents on a non-confidential basis prior to its disclosure by the other party.


                                    PART VIII


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                                  OTHER MATTERS

     Except as agreed to by the Parties, the Parties shall, at all times during the term of this Agreement, remain independent contractors. Nothing herein shall be construed to create a relationship between the parties, including but not limited to an affiliation, partnership or joint venture. This Agreement is between the parties hereto and is not intended to confer any benefits on third parties, including, but not limited to, shareholders of the Fund.

     This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of New York without giving effect to its principles of conflicts of laws.

     THE NAMES "BB&T FUNDS" AND "TRUSTEES OF THE BB&T FUNDS" REFER RESPECTIVELY TO THE TRUST CREATED AND THE DECLARATION OF TRUST TO WHICH REFERENCE IS HEREBY MADE AND A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE SECRETARY OF THE COMMONWEALTH OF MASSACHUSETTS AND ELSEWHERE AS REQUIRED BY LAW, AND TO ANY AND ALL AMENDMENTS THERETO SO FILED OR HEREAFTER FILED. THE OBLIGATIONS OF THE BB&T FUNDS' ENTERED INTO IN THE NAME OR ON BEHALF THEREOF BY ANY OF THE TRUSTEES, REPRESENTATIVES OR AGENTS ARE MADE NOT INDIVIDUALLY, BUT IN SUCH CAPACITIES, AND ARE NOT BINDING UPON ANY OF THE TRUSTEES, SHAREHOLDERS OR REPRESENTATIVES OF THE TRUST PERSONALLY, BUT BIND ONLY THE ASSETS OF THE TRUST, AND ALL PERSONS DEALING WITH ANY SERIES OF SHARES OF THE TRUST MUST LOOK SOLELY TO THE ASSETS OF THE TRUST BELONGING TO SUCH SERIES FOR THE ENFORCEMENT OF ANY CLAIMS AGAINST THE TRUST.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.


PERSHING DIVISION OF DONALDSON,
LUFKIN & JENRETTE SECURITIES CORPORATION

By: ___________________________

Name: _________________________

Title: ________________________




BB&T FUNDS

By: ____________________________

Name: _________________________

Title: ________________________



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